Exhibit 10.1

Myriad Genetics, Inc. 320 Wakara Way | Salt Lake City | Utah | 84108 | www.myriad.com | Tel. 801-584-3600 | Fax. 801-584-3741 | Email tjacobse@myriad.com

October 6, 2014

Bryan Riggsbee

605 Rockford Road

Greensboro, NC 27408

Reference: Employment Information & Materials

Dear Bryan,

Myriad Genetics (the “Company”) is delighted to offer you the position of Executive Vice President, Chief Financial Officer, reporting to Peter Meldrum, President & Chief Executive Officer. We sincerely hope our relationship will be mutually rewarding. To ensure we have communicated clearly the full terms of our employment offer, we ask that you carefully consider the following information:

Your first day of employment will be targeted for 10/16/2014, and you will be paid at an annual rate of $375,000.00, in bi-monthly installments of $15,625.00 (gross).

Upon your employment with Myriad, you will be nominated for 30,000 shares of Restricted Stock Units (full value shares), subject to a four-year vesting schedule, and approval by the Myriad Board of Directors. You will be nominated for an additional grant of 50,000 Restricted Stock Units during the September 2015 grant cycle, also subject to a four-year vesting schedule, upon approval by the Myriad Board of Directors.

Also included in this offer is an annual bonus target of 50% which will be based on MBOs determined by you and your manager. To assist in your transition we will be offering you a one-time sign on bonus of $10,000.00 (less applicable withholding), normally paid with first available paycheck.

As a key member of the executive management team, you will be eligible to participate in Myriad’s Long-Term Cash Incentive Program beginning in July, 2015. This program is focused on a three-year performance period and is in addition to your annual performance bonus. You will be eligible to receive a long-term cash bonus of 15% of your annual base salary if Myriad achieves its target performance goals payable in FY2018. You will receive more details on this program within 30 days of your hire date.

We recognize in your new position you may have concerns if an acquisition or merger were to occur during your employment with Myriad and there was a change of control in the ownership of the Company. As an officer of the Company, Pete Meldrum will strongly recommend to the Board of Directors that you receive an Executive Retention Agreement. Once this has been approved by the Board of Directors, you will receive a separate agreement that will determine the terms and conditions of the Executive Retention Agreement.

As agreed, you are eligible for 25 days of paid time off (PTO) upon hire. Your PTO will initially be based off of your start date, and subsequently your calendar year anniversary. Regular full-time employees are eligible to accrue personal leave during each pay period, and you will be granted an initial forty hours upfront upon hire. You will be eligible for a higher PTO amount upon completion of five years of service, and your PTO bank is intended for all personal paid time off, including both vacation and sick time.

As a regular, full-time Myriad employee you will be eligible to participate in the following benefit programs:

•	Comprehensive medical, dental and vision insurance

•	Life/AD&D and long term disability insurance

•	Section 125 cafeteria plan (flexible spending accounts)

•	Health Savings Accounts

•	13 paid holidays

•	401k retirement plan w/ company match

•	Employee Stock Purchase Plan (ESPP)

The Company will provide a full executive level relocation package including relocation of household goods, transportation, and a house hunting trip for you and your spouse. All travel, temporary housing, and moving expenses must be conducted through the providers designated by Myriad Genetics. You will be receiving more detailed information regarding this relocation package in a subsequent e-mail.

Myriad will share the travel expenses for a 6 month interim period travelling between Greensboro NC and Salt Lake City, Utah, which will include 3 months of temporary housing plus travel costs of one trip per month. Travel reservations must use the travel desk when making plane reservations, and reserving rental cars and hotels. Please call the travel desk at 1-801-584-1160, or email them at travel@myriad.com.

Please note: If you voluntarily terminate your employment with Myriad within 12 months from your hire date, you will be required to reimburse the Company 100% of the expenses incurred by you or on your behalf related to your relocation. Additionally, if you voluntarily terminate your employment with Myriad between 12 - 24 months from your hire date, you will be required to reimburse the Company 50% of the expenses incurred by you or on your behalf related to your relocation.

As a condition of this offer of employment with the Company, you agree to execute the enclosed Employment Agreement. You also agree to abide by the Company’s policies and practices. Furthermore, you acknowledge that your employment is not for a stated period of time, nor is any material which you received from the Company to be construed as a contract of employment. You also acknowledge that your employment may be terminated by you or by the Company at any time with or without cause.

By accepting this offer, you represent that you are not a party to any employment agreements that could interfere with your employment with the Company, and you also represent that it is not necessary or inevitable that you utilize or disclose any trade secrets or confidential information of your past employers while performing your duties with the Company. You are also required to agree with restrictive covenants including those restricting your abilities to compete with the Company in certain ways, and this offer is conditional upon your ability to perform the physical requirements of the job.

To accept this offer, sign (see signature page) and return a copy of the offer letter within 7 business days along with the signed Employment Agreement. Please also review the New Employee Data Checklist included with this letter which further instructs you regarding new hire employment material and information. This will confirm your acceptance of our employment offer. These can be returned to me via scan and e-mail or by fax at 801-584-3741.

This offer letter and the ancillary employment agreement enclosed herewith states our entire agreement with regard to your potential employment with Myriad and replaces any prior written or oral statements or understandings between you and Myriad. The terms of this offer may not be modified except in writing and mutually agreed upon by you and Myriad.

We look forward to welcoming you to Myriad. Please accept my best wishes for success. Myriad is committed to maintaining its leadership position in the gene discovery field and to the commercialization of diagnostic and therapeutic products for major human diseases. Our success depends upon bright, dedicated staff such as you. We are pleased to welcome you, and we are confident that you will find Myriad to have the stimulating and rewarding environment that you seek.

I appreciate your attention to these important matters. If you have questions, please contact Jayne Hart at 801.584.3534.

Sincerely,

Myriad Genetics, Inc.

Jayne Hart

EVP Human Resources

I hereby acknowledge receipt and review of the enclosed documents and hereby agree to the terms and conditions by signing below.

/s/ Bryan Riggsbee
Signature (Bryan Riggsbee)

10/7/14
Date

Enclosures

cc:	Peter Meldrum
Employee File